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                                   EXHIBIT 99
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SANDY SPRING BANCORP          PRESS
SANDY SPRING                 RELEASE
NATIONAL BANK
of Maryland
SINCE 1868

NASDAQ NATIONAL MARKET-SASR

                             FOR IMMEDIATE RELEASE

CONTACT:

Hunter R. Hollar
President and
 Chief Executive Officer
(301) 774-6400

         SANDY SPRING BANCORP, INC. ANNOUNCES SHARE REPURCHASE PROGRAM

     April  16, 1997, Olney, Maryland . . . . Sandy Spring Bancorp, Inc.
(NASDAQ National Market--SASR) today announced that its board of directors has authorized the repurchase of up to 5%, or 246,042 shares, of its outstanding common stock, par value $1.00 per share, in connection with shares expected to be issued under Bancorp's dividend reinvestment, stock option, and employee benefit plans and for other corporate purposes. The share repurchases are expected to be made primarily on the open market from time to time until March 31, 1999, or earlier termination of the repurchase program by the Board. Repurchases under the program will be made in the discretion of management based upon market, business, legal, accounting and other factors.

     Hunter R. Hollar, President and Chief Executive Officer of Sandy Spring Bancorp, stated that the company believes the share repurchase program is in the best interests of Bancorp and its shareholders. Sandy Spring Bancorp's
4,920,838 outstanding shares of common stock trade on the Nasdaq National Market under the symbol SASR, and closed at a price of $35.50 per share on April 15, 1997.

     Sandy Spring Bancorp, Inc. is the bank holding company for Sandy Spring National Bank of Maryland, which has 19 community banking offices in Montgomery, Howard and Anne Arundel Counties in Maryland. As of March 31, 1997, Sandy Spring Bancorp had consolidated assets of approximately $989 million.

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